Exhibit 99.1

For Immediate Release

Verra Mobility Announces Appointment of Raj Ratnakar to Its Board of Directors

Mr. Ratnakar brings decades of experience leading corporate strategy and M&A for large industrial and technology companies.

MESA, Ariz., Feb. 20, 2024 -- Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced Raj Ratnakar has been appointed as a new independent director on the company’s Board of Directors. Mr. Ratnakar fills the vacancy after Sarah Farrell resigned from the Board on February 15, 2024.

Mr. Ratnakar served as Senior Vice President and Chief Strategy Officer for DuPont from 2019 to 2023, where he was responsible for company-wide strategy, mergers and acquisitions, and business performance improvements. He is currently an independent advisor, partnering with leading private equity investing teams to pursue M&A targets and oversee portfolio company operating performance.

“I am excited to welcome Raj Ratnakar to Verra Mobility’s Board,” said David Roberts, president and CEO, Verra Mobility. “His expertise in leading strategy and M&A efforts for highly successful multinational corporations will play a key role in how we execute our own growth strategy as a portfolio company.”

Prior to joining DuPont, Mr. Ratnakar served as Chief Strategy Officer for Fortive, a publicly traded industrial technology conglomerate that spun off from Danaher in 2016. He played a leadership role in designing and executing the spin-off and shaping the new company’s diverse portfolio.

Mr. Ratnakar’s professional experience also includes senior corporate strategy roles at Danaher and TE Connectivity. He held a consulting leadership role at McKinsey & Company where he focused on large telecommunications and technology clients, and he spent the first 10 years of his career as an entrepreneur, building and growing software companies in the telecom and e-commerce markets.

Mr. Ratnakar earned his MBA from The Wharton School, University of Pennsylvania, and a Master’s of Science degree in Mechanical Engineering from the University of Maryland.

About Verra Mobility

Verra Mobility Corporation (NASDAQ: VRRM) is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. The company sits at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Verra Mobility’s transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. The company also solves complex payment, utilization and compliance challenges for fleet owners and rental car companies. Headquartered in Arizona, Verra Mobility operates in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following the Company's press releases, SEC filings and public conference calls and webcasts.

Media Relations: Investor Relations:
Eric Krantz Mark Zindler

eric.krantz@verramobility.com mark.zindler@verramobility.com